Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP REPORTS THIRD-QUARTER 2011 RESULTS,

RECORD QUARTERLY SALES VOLUMES OF 104.4 THOUSAND BARRELS OF OIL EQUIVALENT PER DAY,

15% GROWTH IN TOTAL PRODUCTION YEAR-OVER-YEAR,

9% GROWTH IN LIQUIDS PRODUCTION YEAR-OVER-YEAR DUE PRIMARILY TO STRONG EAGLE FORD PERFORMANCE, AND

ENTERS INTO AGREEMENTS TO DIVEST ITS TEXAS PANHANDLE AND CONVENTIONAL NATURAL GAS

SOUTH TEXAS PROPERTIES FOR $785 MILLION

Third-Quarter Statistical Highlights:

•	Revenues of $501.8 million.

•	Net loss of $88.3 million, or $0.62 per diluted share.

•	Adjusted net income of $64.9 million, or $0.45 per diluted share (a non-GAAP measure).

•	Income from operations of $168.6 million, a 74% increase over third-quarter 2010.

•	Net cash provided by operating activities of $345.2 million, a 70% increase over third-quarter 2010.

•	Average daily sales volumes of approximately 104.4 thousand barrels of oil equivalent (BOE), a 15% increase compared to third-quarter 2010 or 26% increase pro-forma for the 2010 asset sale.

•	Average daily liquids sales volumes of approximately 50.9 thousand barrels of oil, a 9% increase compared to third-quarter 2010 or 16% pro-forma for the 2010 asset sale.

•	Total production costs per BOE of $13.84, a 3% decrease from third-quarter 2010.

•	Gross margin per BOE of $21.35 and cash margin per BOE of $36.73 (a non-GAAP measure), an increase of 27% and 18% over third-quarter 2010, respectively.

Houston, Texas, November 4, 2011 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2011 third-quarter financial and operating results and files full-year 2012 operational guidance with the SEC on a Form 8-K.

FINANCIAL SUMMARY

PXP reports third-quarter revenues of $501.8 million and net loss of $88.3 million, or $0.62 per diluted share, compared to revenues of $387.8 million and net income of $18.8 million, or $0.13 per diluted share, for the third-quarter 2010. These results include certain items affecting comparability of operating results. These items consist of realized and unrealized gains and losses on PXP’s mark-to-market derivative contracts, a $395.5 million unrealized loss on investment in McMoRan Exploration Co. (“McMoRan”) common stock, and other items. When considering these items, net income for the third-quarter 2011 was $64.9 million, or $0.45 per diluted share (a non-GAAP measure), compared to $41.4 million, or $0.29 per diluted share, for the third-quarter 2010.

PXP owns 51 million shares of McMoRan common stock and measures the equity investment at fair value as determined by the stock’s closing price discounted for certain restrictions on the marketability of the shares. The change in fair value of the investment is recognized as a gain or loss on investment on the income statement. On September 30, 2011, the McMoRan shares were valued at approximately $379.4 million, based on McMoRan’s closing stock price of $9.93 as compared to a fair value of $774.9 million on June 30, 2011 based on McMoRan’s closing stock price of $18.48, which resulted in the unrealized loss of $395.5 million for the quarter. McMoRan’s closing stock price on November 3, 2011 was $12.92.

For the first nine months of 2011, PXP reports revenues of $1.4 billion and net income of $107.6 million, or $0.75 per diluted share, compared to revenues of $1.1 billion and net income of $122.8 million, or $0.87 per diluted share, for the same period in 2010. These results include certain items affecting comparability of operating results. These items consist of realized and unrealized gains and losses on PXP’s mark-to-market derivative contracts, an unrealized loss on investment in McMoRan common stock, a 2010 impairment of PXP’s relinquished Vietnam oil and gas properties, and other items. When considering these items, net income for the first nine months of 2011 was $194.5 million, or $1.36 per diluted share (a non-GAAP measure), compared to $121.9 million, or $0.86 per diluted share, for the same period in 2010.

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

OPERATIONAL UPDATE

In the Eagle Ford, PXP has 5 net drilling rigs operating, up from the 3 net rig program originally planned for 2011. One additional rig is expected to begin operations in December. The Company continues to see strong drilling results. Initial production rates on recently completed wells are as follows:

The Dougherty #1H achieved peak rate of 2,579 gross BOE per day (100% working interest).

The Dougherty #2H achieved peak rate of 2,212 gross BOE per day (100% working interest).

The Deleon-Reinhard Unit #1H achieved peak rate of 2,435 gross BOE per day (50% working interest).

The Deleon-Wiatrek Unit #1H achieved peak rate of 2,444 gross BOE per day (50% working interest).

Third-quarter daily sales volumes averaged approximately 5,170 BOE per day net to PXP, compared to 2,330 BOE per day net to PXP in the second-quarter 2011. For the month of October, daily sales volumes averaged approximately 9,600 BOE per day net to PXP, and the Company expects to exit the year above 10,000 BOE net per day. The Company continues to expand infrastructure and expects to complete a total of 12 planned production handling facilities through 2012.

In California, PXP has 3 drilling rigs operating onshore where PXP continues its multi-year development program in the Los Angeles and San Joaquin Basins. Year-to-date drilling results are in-line with expectations, sales volumes are consistently strong and the large operating margin is improving due to higher liquid price realizations. Third-quarter daily sales volumes onshore and offshore averaged 39,700 BOE per day net to PXP and are expected to be above 40,000 BOE net per day by year-end 2011.

In the Haynesville Shale, PXP’s primary operator is currently operating 21 rigs down from 31 rigs reported in August 2011. Third-quarter daily sales volumes averaged approximately 201.3 million cubic feet equivalent (MMcfe) per day net to PXP compared to 181.7 MMcfe per day net to PXP in the second-quarter 2011. The rate of increase in sales volumes is anticipated to slow as the rig count continues to decline over the remainder of this year.

James C. Flores, Chairman, President and CEO of PXP commented, “Once again, PXP delivered solid quarterly operating results with production, income from operations and cash margin per BOE all considerably stronger than a year ago. These results reflect higher commodity prices, the successful execution of our strategic plan and the strength of PXP’s core assets. We expect a robust finish to the year as operational momentum builds in the Eagle Ford. We have taken a number of steps recently to enhance PXP’s asset intensity, characterized by assets with longer reserve life, abundant inventory and high cash margins. The announced asset sales will allow PXP to use the sales proceeds to move forward on our interest savings target and redirect capital to higher intensity assets. The Company’s growing onshore oil business combined with PXP’s well-capitalized Gulf of Mexico oil business, anchored by the Lucius oil field development, is expected to increase total company oil/liquids sales volumes at greater than 15% compounded average growth rate through 2016.”

ASSET SALES

PXP announced today that it and certain of its subsidiaries have entered into definitive purchase and sale agreements to sell all of its working interests in oil and gas properties located in the Texas Panhandle and its conventional natural gas properties in South Texas for $785 million cash. Proceeds are expected to reduce debt.

PXP agreed to sell all of its working interests in its Texas Panhandle properties to an affiliate of Linn Energy, LLC (NASDAQ:LINE) for $600 million. PXP’s aggregate working interest in the Texas Panhandle properties generated total sales volumes of approximately 84 MMcfe per day during the third quarter of 2011 and had 263 billion cubic feet equivalent (Bcfe) of estimated proved reserves as of December 31, 2010. This sale is expected to close in December 2011 with an effective date of November 1, 2011. Barclays Capital Inc. acted as financial advisor to PXP and J.P. Morgan Securities LLC rendered a fairness opinion on this transaction.

PXP also agreed to sell all of its working interests in its South Texas conventional natural gas properties to a third party for $185 million. PXP’s aggregate working interest in these properties generated total sales volumes of approximately 39 MMcfe per day during the third quarter of 2011 and had 120 Bcfe of estimated proved reserves as of December 31, 2010. This sale is expected to close in December 2011 with an effective date of September 1, 2011. Barclays Capital Inc. acted as financial advisor to PXP and Simmons & Company International rendered a fairness opinion on this transaction.

Winston M. Talbert, Executive Vice President and Chief Financial Officer of PXP commented, “The asset sales are part of a broader strategy to increase revenues through the previously announced marketing contracts, decrease deferred premium costs through the previously announced derivative enhancements, and lower total interest costs by lowering debt levels. Over the next eighteen months, PXP has $2.1 billion of high coupon debt that is callable. With the current low interest rate environment, PXP sees a unique opportunity to reduce its interest costs 30% to 40% by year-end 2012 thereby increasing profitability, shareholder return and cash flow.”

CONFERENCE CALL

PXP will host a conference call today, Friday, November 4, 2011 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 17181828. The replay can be accessed by dialing 1-855-859-2056 or 1-404-537-3406. A live webcast of the conference call and a slide presentation will be available in the Investor Information section of PXP’s website at www.pxp.com.

ANALYST MEETING

PXP will host its 2011 Analyst Meeting on Tuesday, November 15, 2011, beginning at 1:30 p.m. Central Time. Links to the live webcast and presentation materials will be available in the Investor Information section of PXP’s website, www.pxp.com, with a webcast replay available following the meeting.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana, and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

•	completion of the proposed asset sales,

•	completion of the deepwater financing,

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	capital and credit market conditions,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

Plains Exploration & Production Company

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Oil sales	$379,079	$276,423	$1,110,228	$828,690
Gas sales	121,014	110,510	331,486	305,927
Other operating revenues	1,755	890	5,233	1,849

	501,848	387,823	1,446,947	1,136,466

Costs and Expenses
Lease operating expenses	79,987	67,668	234,380	187,707
Steam gas costs	17,015	17,146	49,641	52,166
Electricity	10,112	10,093	30,203	31,242
Production and ad valorem taxes	10,636	9,082	39,084	21,357
Gathering and transportation expenses	15,237	15,311	44,825	37,642
General and administrative	28,158	34,278	94,964	101,969
Depreciation, depletion and amortization	167,894	133,207	453,194	379,410
Impairment of oil and gas properties	-	-	-	59,475
Accretion	4,307	4,420	12,878	13,238
Legal recovery	-	-	-	(8,423)
Other operating income	(50)	(467)	(657)	(4,981)

	333,296	290,738	958,512	870,802

Income from Operations	168,552	97,085	488,435	265,664
Other (Expense) Income
Interest expense	(43,495)	(26,514)	(113,141)	(75,606)
Debt extinguishment costs	-	(461)	-	(1,189)
Gain (loss) on mark-to-market derivative contracts	125,551	(42,600)	93,467	23,240
Loss on investment measured at fair value	(395,490)	-	(284,929)	-
Other income	1,399	1,704	2,949	14,245

(Loss) Income Before Income Taxes	(143,483)	29,214	186,781	226,354
Income tax benefit (expense)
Current	26,718	75,169	25,959	67,759
Deferred	28,469	(85,535)	(105,165)	(171,362)

Net (Loss) Income	$(88,296)	$18,848	$107,575	$122,751

(Loss) Earnings per Share
Basic	$(0.62)	$0.13	$0.76	$0.87
Diluted	$(0.62)	$0.13	$0.75	$0.87
Weighted Average Shares Outstanding
Basic	141,826	140,601	141,500	140,304

Diluted	141,826	141,609	143,351	141,706

Plains Exploration & Production Company

Operating Data

	105,432	105,432	105,432	105,432
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Daily Average Volumes
Oil and liquids sales (Bbls)	50,891	46,478	47,853	45,702
Gas (Mcf)
Production	327,248	270,072	299,423	252,635
Used as fuel	5,962	5,396	5,875	5,327
Sales	321,286	264,676	293,548	247,308
BOE
Production	105,432	91,490	97,756	87,807
Sales	104,438	90,591	96,777	86,920
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$89.54	$76.21	$95.47	$77.69
Gas	4.20	4.39	4.20	4.57
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$80.96	$64.65	$84.98	$66.42
Gas (per Mcf)	4.10	4.54	4.14	4.53
Per BOE	52.05	46.43	54.57	47.82
Cash Margin per BOE(1)
Oil and gas revenues	$52.05	$46.43	$54.57	$47.82
Costs and expenses
Lease operating expenses	(8.32)	(8.12)	(8.87)	(7.91)
Steam gas costs	(1.77)	(2.06)	(1.88)	(2.20)
Electricity	(1.05)	(1.21)	(1.14)	(1.32)
Production and ad valorem taxes	(1.11)	(1.09)	(1.48)	(0.90)
Gathering and transportation	(1.59)	(1.84)	(1.70)	(1.59)
Oil and gas related DD&A	(16.86)	(15.33)	(16.49)	(15.33)

Gross margin (GAAP)	21.35	16.78	23.01	18.57
Oil and gas related DD&A	16.86	15.33	16.49	15.33
Realized loss on derivative instruments	(1.48)	(0.89)	(1.63)	(1.11)

Cash margin (Non-GAAP)	$36.73	$31.22	$37.87	$32.79

Oil and gas capital expenditures accrued ($ in thousands)(2)	$502,745	$273,182	$1,364,142	$781,351

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include the realized gain and loss on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended September 30, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP)(1)	$80.96	$4.10	$52.05
Realized (loss) gain on derivative instruments	(3.13)	0.01	(1.48)

Realized cash price including derivative settlements (non-GAAP)	$77.83	$4.11	$50.57

	Three Months Ended September 30, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP)(1)	$64.65	$4.54	$46.43
Realized (loss) gain on derivative instruments	(4.18)	0.43	(0.89)

Realized cash price including derivative settlements (non-GAAP)	$60.47	$4.97	$45.54

	Nine Months Ended September 30, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP)(1)	$84.98	$4.14	$54.57
Realized (loss) gain on derivative instruments	(3.38)	0.01	(1.63)

Realized cash price including derivative settlements (non-GAAP)	$81.60	$4.15	$52.94

	Nine Months Ended September 30, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP)(1)	$66.42	$4.53	$47.82
Realized (loss) gain on derivative instruments	(4.25)	0.40	(1.11)

Realized cash price including derivative settlements (non-GAAP)	$62.17	$4.93	$46.71

(1)	Excludes the impact of production costs and expenses and DD&A.

Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$107,575	$122,751
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	466,072	392,648
Impairment of oil and gas properties	-	59,475
Deferred income tax expense	105,165	171,362
Debt extinguishment costs	-	1,189
Gain on mark-to-market derivative contracts	(93,467)	(23,240)
Loss on investment measured at fair value	284,929	-
Non-cash compensation	27,257	36,356
Other non-cash items	(6,332)	2,467
Change in assets and liabilities from operating activities	31,451	(85,836)

Net cash provided by operating activities	922,650	677,172

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(1,261,196)	(805,744)
Acquisition of oil and gas properties(1)	(36,750)	35,350
Proceeds from sales of oil and gas properties, net of costs and expenses	11,987	6,350
Derivative settlements	(47,448)	(23,546)
Additions to other property and equipment	(9,454)	(7,115)
Other	1,552	-

Net cash used in investing activities	(1,341,309)	(794,705)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	4,026,900	1,486,610
Repayments of revolving credit facilities	(4,191,900)	(1,636,610)
Proceeds from issuance of Senior Notes	600,000	300,000
Costs incurred in connection with financing arrangements	(11,320)	(22,649)
Other	9	31

Net cash provided by financing activities	423,689	127,382

Net increase in cash and cash equivalents	5,030	9,849
Cash and cash equivalents, beginning of period	6,434	1,859

Cash and cash equivalents, end of period	$11,464	$11,708

(1)	Cash inflow in 2010 is associated with an adjustment to the final settlement of the $1.1 billion payment in September 2009 related to the prepayment of the Haynesville drilling carry.

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$11,464	$6,434
Accounts receivable	279,842	269,024
Commodity derivative contracts	49,298	-
Inventories	26,058	24,406
Deferred income taxes	19,945	74,086
Prepaid expenses and other current assets	18,466	28,937

	405,073	402,887

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	11,821,891	9,975,056
Not subject to amortization	2,847,919	3,304,554
Other property and equipment	142,274	137,150

	14,812,084	13,416,760
Less allowance for depreciation, depletion, amortization and impairment	(6,637,010)	(6,196,008)

	8,175,074	7,220,752

Goodwill	535,140	535,144

Commodity Derivative Contracts	17,536	-

Investment	379,417	664,346

Other Assets	71,747	71,808

	$9,583,987	$8,894,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$369,784	$284,628
Commodity derivative contracts	4,231	52,971
Royalties and revenues payable	86,409	70,990
Interest payable	78,881	49,127
Other current liabilities	77,767	75,973

	617,072	533,689

Long-Term Debt	3,783,938	3,344,717

Other Long-Term Liabilities
Asset retirement obligation	250,896	225,571
Commodity derivative contracts	-	24,740
Other	9,227	28,205

	260,123	278,516

Deferred Income Taxes	1,406,070	1,355,050

Stockholders’ Equity
Common stock	1,439	1,439
Additional paid-in capital	3,423,057	3,427,869
Retained earnings	240,291	148,620
Treasury stock, at cost	(148,003)	(194,963)

	3,516,784	3,382,965

	$9,583,987	$8,894,937

Plains Exploration & Production Company

Summary of Open Derivative Positions

At October 1, 2011

Period(1)	Instrument Type	Daily Volumes	Average Price(2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2011
Oct - Dec	Put options(3)	31,000 Bbls	$80.00 Floor with a $60.00 Limit	$5.023 per Bbl	WTI
Oct - Dec	Three-way collars(4)	9,000 Bbls	$80.00 Floor with a $60.00 Limit $110.00 Ceiling	$1.00 per Bbl	WTI

2012
Jan - Dec	Three-way collars(5)	40,000 Bbls	$100.00 Floor with an $80.00 Limit $120.00 Ceiling	-	Brent

2013
Jan - Dec	Put options(6)	22,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.237 per Bbl	Brent

Sales of Natural Gas Production
2011
Oct - Dec	Three-way collars(7)	200,000 MMBtu	$4.00 Floor with a $3.00 Limit $4.92 Ceiling	-	Henry Hub

2012
Jan - Dec	Put options(8)	120,000 MMBtu	$4.30 Floor with a $3.00 Limit	$0.298 per MMBtu	Henry Hub
Jan - Dec	Three-way collars(9)	40,000 MMBtu	$4.30 Floor with a $3.00 Limit $4.86 Ceiling	-	Henry Hub

(1)	All of our derivatives are settled monthly.
(2)	The average strike prices do not reflect any premiums to purchase the put options or collars.

(3)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, we pay only the option premium.

(4)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. We pay the difference between the index price and $110 per barrel plus the option premium if the index price is greater than the $110 per barrel ceiling. If the index price is at or above $80 per barrel but at or below $110 per barrel, we pay only the option premium.

(5)

If the index price is less than the $100 per barrel floor, we receive the difference between the $100 per barrel floor and the index price up to a maximum of $20 per barrel. We pay the difference between the index price and $120 per barrel if the index price is greater than the $120 per barrel ceiling. If the index price is at or above $100 per barrel but at or below $120 per barrel, no cash settlement is required.

(6)

If the index price is less than the $90 per barrel floor, we receive the difference between the $90 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $90 per barrel, we pay only the option premium.

(7)

If the index price is less than the $4.00 per MMBtu floor, we receive the difference between the $4.00 per MMBtu floor and the index price up to a maximum of $1.00 per MMBtu. We pay the difference between the index price and $4.92 per MMBtu if the index price is greater than the $4.92 per MMBtu ceiling. If the index price is at or above $4.00 per MMBtu but at or below $4.92 per MMBtu, no cash settlement is required.

(8)

If the index price is less than the $4.30 per MMBtu floor, we receive the difference between the $4.30 per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above $4.30 per MMBtu, we pay only the option premium.

(9)

If the index price is less than the $4.30 per MMBtu floor, we receive the difference between the $4.30 per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu. We pay the difference between the index price and $4.86 per MMBtu if the index price is greater than the $4.86 per MMBtu ceiling. If the index price is at or above $4.30 per MMBtu but at or below $4.86 per MMBtu, no cash settlement is required.

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash (payments) receipts for derivatives attributable to the stated production periods.

	000000000000000000000	000000000000000000000	000000000000000000000	000000000000000000000
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Oil sales	$(14,672)	$(17,854)	$(44,209)	$(52,980)
Natural gas sales	414	10,461	1,034	26,711

	$(14,258)	$(7,393)	$(43,175)	$(26,269)

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile net income (GAAP) to adjusted net income (non-GAAP) for the three and nine months ended September 30, 2011 and 2010. Adjusted net income excludes certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended September 30,
	2011	2010
	(millions of dollars)

Net (loss) income (GAAP)	$(88.3)	$18.8

Unrealized (gain) loss on mark-to-market derivative contracts	(125.6)	42.6

Realized loss on mark-to-market derivative contracts(1)	(14.3)	(7.4)

Unrealized loss on investment measured at fair value	395.5	-

Adjust income taxes(2)	(102.4)	(12.6)

Adjusted net income (non-GAAP)	$64.9	$41.4

	Nine Months Ended September 30,
	2011	2010
	(millions of dollars)

Net income (GAAP)	$107.6	$122.8

Unrealized gain on mark-to-market derivative contracts	(93.5)	(23.2)

Realized loss on mark-to-market derivative contracts(1)	(43.2)	(26.3)

Unrealized loss on investment measured at fair value	284.9	-

Impairment of oil and gas properties	-	59.5

Legal recovery	-	(8.4)

Other non-operating income	-	(8.1)

Adjust income taxes(2)	(61.3)	5.6

Adjusted net income (non-GAAP)	$194.5	$121.9

(1)

The amounts presented in the above tables differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)

Tax rates assumed based upon adjusted earnings are 42% and 36% for the three months ended September 30, 2011 and 2010, respectively. Tax rates assumed based upon adjusted earnings are 42% and 45% for the nine months ended September 30, 2011 and 2010. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three and nine months ended September 30, 2011 and 2010. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including the unrealized gain and loss on mark-to-market derivative contracts, to include derivative cash settlements for the realized gain and loss on mark-to-market derivative contracts that are classified as investing activities for GAAP purposes, to exclude the unrealized loss on the investment measured at fair value and to exclude certain items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(millions of dollars)
Net (loss) income	$(88.3)	$18.8	$107.6	$122.8
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	172.2	137.6	466.1	392.6
Impairment of oil and gas properties	-	-	-	59.5
Deferred income tax (benefit) expense	(28.4)	85.5	105.2	171.4
Debt extinguishment costs	-	0.5	-	1.2
Unrealized (gain) loss on mark-to-market derivative contracts	(125.6)	42.6	(93.5)	(23.2)
Unrealized loss on investment measured at fair value	395.5	-	284.9	-
Non-cash compensation	(0.8)	13.4	27.3	36.3
Other non-cash items	(6.0)	0.8	(6.3)	2.4
Realized loss on mark-to-market derivative contracts	(17.4)	(7.4)	(47.4)	(23.5)
Legal recovery and other	-	-	-	(16.5)
Current income taxes attributable to derivative contracts	-	(7.4)	-	-

Operating cash flow (non-GAAP)	$301.2	$284.4	$843.9	$723.0

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$301.2	$284.4	$843.9	$723.0
Legal recovery and other	-	-	-	16.5
Changes in assets and liabilities from operating activities	26.6	(96.5)	31.4	(85.8)
Realized loss on mark-to-market derivative contracts	17.4	7.4	47.4	23.5
Current income taxes attributable to derivative contracts	-	7.4	-	-

Net cash provided by operating activities (GAAP)	$345.2	$202.7	$922.7	$677.2

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